SECURITIES & EXCHANGE COMMISSION
                             Washington, D.C. 20549
                             ----------------------

                                  SCHEDULE 13G*
                                 (Rule 13d-102)

             INFORMATION TO BE INCLUDED IN STATEMENTS FILED PURSUANT
           TO RULES 13d-1(b), (c) AND (d) AND AMENDMENTS THERETO FILED
                              PURSUANT TO 13d-2(b)

                                 Amendment No. 1

                      NORTHPOINT COMMUNICATIONS GROUP, INC.
                                (Name of Issuer)

                                  Common Stock
                         (Title of Class of Securities)

                                   666610 10 0
                                 (CUSIP Number)

                                December 31, 2002
             (Date of event which requires filing of this statement)


     Check the  appropriate  box to  designate  the rule  pursuant to which this
Schedule 13G is filed:
     [ ] Rule 13d-1(b)
     [X] Rule 13d-1(c)
     [ ] Rule 13d-1(d)





----------------
     *The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

     The information required in the remainder of this cover page shall not be deemed to be "filed" for purposes of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

CUSIP  NO.  666610 10 0              13G/A                 Page 2 of 14 Pages
-------------------------------------------------------------------------------
     (1)    NAMES OF REPORTING PERSONS
            I.R.S. IDENTIFICATION NO.
            OF ABOVE PERSONS (ENTITIES ONLY)
                                           Ramius Capital Group, L.L.C.
-----------------------------------------------------------------------
     (2)    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP **
                                                               (a)  [X]
                                                               (b)  [ ]
-------------------------------------------------------------------------------
     (3)    SEC USE ONLY
-------------------------------------------------------------------------------
     (4)   CITIZENSHIP OR PLACE OF ORGANIZATION
                          Delaware
-------------------------------------------------------------------------------
NUMBER OF      (5)  SOLE VOTING POWER
                     -0-
SHARES         ______________________________________________________________

BENEFICIALLY   (6)  SHARED VOTING POWER
                    2,997,000 shares of Common Stock
OWNED BY       ___________________________________________________________

EACH           (7)  SOLE DISPOSITIVE POWER
                    -0-
REPORTING      ______________________________________________________________

PERSON WITH    (8)  SHARED DISPOSITIVE POWER
                                                See Row 6 above.
-------------------------------------------------------------------------------
     (9)     AGGREGATE AMOUNT BENEFICIALLY OWNED
             BY EACH REPORTING PERSON
                                                See Row 6 above.
-------------------------------------------------------------------------------
     (10)    CHECK BOX IF THE AGGREGATE AMOUNT
             IN ROW (9) EXCLUDES CERTAIN SHARES **
                                                                           [ ]
-------------------------------------------------------------------------------
     (11)    PERCENT OF CLASS REPRESENTED
             BY AMOUNT IN ROW (9)
             Approximately 2.2% as of the date of filing of this statement. (Based on the Company's Quarterly Report for the quarterly period ended September 30, 2000 (the latest report filed by the Company) there were 133,452,767 shares of
             Common Stock issued and outstanding as of October 31, 2000.)
------------------------------------------------------------------------------
     (12)    TYPE OF REPORTING PERSON **
                                                      IA
-------------------------------------------------------------------------------
                     ** SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP  NO.  666610 10 0              13G/A                 Page 3 of 14 Pages
------------------------------------------------------------------------------
     (1)    NAMES OF REPORTING PERSONS
            I.R.S. IDENTIFICATION NO.
            OF ABOVE PERSONS (ENTITIES ONLY)
                                         RCG Ambrose Master Fund, Ltd.
-----------------------------------------------------------------------
     (2)    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP **
                                                               (a)  [X]
                                                               (b)  [ ]
-----------------------------------------------------------------------
     (3)    SEC USE ONLY
-----------------------------------------------------------------------
     (4)    CITIZENSHIP OR PLACE OF ORGANIZATION
                            Cayman Islands
-----------------------------------------------------------------------
NUMBER OF      (5)  SOLE VOTING POWER
                    -0-
SHARES         ______________________________________________________________

BENEFICIALLY   (6)  SHARED VOTING POWER
                    2,997,000 shares of Common Stock
OWNED BY       ___________________________________________________________

EACH           (7)  SOLE DISPOSITIVE POWER
                    -0-
REPORTING      ______________________________________________________________

PERSON WITH    (8)  SHARED DISPOSITIVE POWER
                    See Row 6 above.
------------------------------------------------------------------------------
     (9)     AGGREGATE AMOUNT BENEFICIALLY OWNED
             BY EACH REPORTING PERSON
                                            See Row 6 above.
-------------------------------------------------------------------------------
     (10)    CHECK BOX IF THE AGGREGATE AMOUNT
             IN ROW (9) EXCLUDES CERTAIN SHARES **
                                                                           [ ]
-------------------------------------------------------------------------------
     (11)    PERCENT OF CLASS REPRESENTED
             BY AMOUNT IN ROW (9)
             Approximately 2.2% as of the date of filing of this statement. (Based on the Company's Quarterly Report for the quarterly period ended September 30, 2000 (the latest report filed by the Company) there were 133,452,767 shares of
             Common Stock issued and outstanding as of October 31, 2000.)
------------------------------------------------------------------------------
     (12)    TYPE OF REPORTING PERSON **
                                               CO
------------------------------------------------------------------------------
                     ** SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP  NO.  666610 10 0              13G/A                 Page 4 of 14 Pages
------------------------------------------------------------------------------
     (1)    NAMES OF REPORTING PERSONS
            I.R.S. IDENTIFICATION NO.
            OF ABOVE PERSONS (ENTITIES ONLY)
                                           RCG Carpathia Master Fund, Ltd.
-------------------------------------------------------------------------------
     (2)    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP **
                                                               (a)  [X]
                                                               (b)  [ ]
------------------------------------------------------------------------------
     (3)    SEC USE ONLY
------------------------------------------------------------------------------
     (4)    CITIZENSHIP OR PLACE OF ORGANIZATION
                            Cayman Islands
------------------------------------------------------------------------------
NUMBER OF      (5)  SOLE VOTING POWER
                    -0-
SHARES         ______________________________________________________________

BENEFICIALLY   (6)  SHARED VOTING POWER
                    2,997,000 shares of Common Stock
OWNED BY       ___________________________________________________________

EACH           (7)  SOLE DISPOSITIVE POWER
                     -0-
REPORTING      ______________________________________________________________

PERSON  WITH (8)   SHARED DISPOSITIVE POWER
                   See Row 6 above.
------------------------------------------------------------------------------
     (9)     AGGREGATE AMOUNT BENEFICIALLY OWNED
             BY EACH REPORTING PERSON
                                           See Row 6 above.
------------------------------------------------------------------------------
     (10)    CHECK BOX IF THE AGGREGATE AMOUNT
             IN ROW (9) EXCLUDES CERTAIN SHARES **
                                                                           [ ]
-------------------------------------------------------------------------------
     (11)    PERCENT OF CLASS REPRESENTED
             BY AMOUNT IN ROW (9)
             Approximately 2.2% as of the date of filing of this statement. (Based on the Company's Quarterly Report for the quarterly period ended September 30, 2000 (the latest report filed by the Company) there were 133,452,767 shares of
             Common Stock issued and outstanding as of October 31, 2000.)
-----------------------------------------------------------------------
     (12)    TYPE OF REPORTING PERSON **
                                               CO
-----------------------------------------------------------------------
                     ** SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP  NO.  666610 10 0              13G/A                 Page 5 of 14 Pages
------------------------------------------------------------------------------
     (1)    NAMES OF REPORTING PERSONS
            I.R.S. IDENTIFICATION NO.
            OF ABOVE PERSONS (ENTITIES ONLY)
                                               Ramius Securities, L.L.C.
------------------------------------------------------------------------------
     (2)    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP **
                                                               (a)  [X]
                                                               (b)  [ ]
-------------------------------------------------------------------------------
     (3)   SEC USE ONLY
-------------------------------------------------------------------------------
     (4)   CITIZENSHIP OR PLACE OF ORGANIZATION
                           Delaware
-----------------------------------------------------------------------
NUMBER OF      (5)  SOLE VOTING POWER
                    -0-
SHARES         ______________________________________________________________

BENEFICIALLY   (6)  SHARED VOTING POWER
                    2,997,000 shares of Common Stock
OWNED BY       ___________________________________________________________

EACH           (7)  SOLE DISPOSITIVE POWER
                    -0-
REPORTING      ______________________________________________________________

PERSON WITH   (8)  SHARED DISPOSITIVE POWER
                   See Row 6 above.
-------------------------------------------------------------------------------
     (9)     AGGREGATE AMOUNT BENEFICIALLY OWNED
             BY EACH REPORTING PERSON
                                               See Row 6 above.
-------------------------------------------------------------------------------
     (10)    CHECK BOX IF THE AGGREGATE AMOUNT
             IN ROW (9) EXCLUDES CERTAIN SHARES **
                                                                           [ ]
------------------------------------------------------------------------------
     (11)    PERCENT OF CLASS REPRESENTED
             BY AMOUNT IN ROW (9)
             Approximately 2.2% as of the date of filing of this statement. (Based on the Company's Quarterly Report for the quarterly period ended September 30, 2000 (the latest report filed by the Company) there were 133,452,767 shares of
             Common Stock issued and outstanding as of October 31, 2000.)
-------------------------------------------------------------------------------
     (12)    TYPE OF REPORTING PERSON **
                                               BD
-------------------------------------------------------------------------------
                     ** SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP  NO.  666610 10 0              13G/A                 Page 6 of 14 Pages
-------------------------------------------------------------------------------
     (1)    NAMES OF REPORTING PERSONS
            I.R.S. IDENTIFICATION NO.
            OF ABOVE PERSONS (ENTITIES ONLY)
                                                          C4S & Co., L.L.C.
-------------------------------------------------------------------------------
     (2)    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP **
                                                               (a)  [X]
                                                               (b)  [ ]
-----------------------------------------------------------------------
     (3)    SEC USE ONLY
-----------------------------------------------------------------------
     (4)   CITIZENSHIP OR PLACE OF ORGANIZATION
                           Delaware
------------------------------------------------------------------------
NUMBER OF      (5)  SOLE VOTING POWER
                                                     -0-
SHARES         ______________________________________________________________

BENEFICIALLY   (6)  SHARED VOTING POWER
                    2,997,000 shares of Common Stock
OWNED BY       ___________________________________________________________

EACH           (7)  SOLE DISPOSITIVE POWER
                                                     -0-
REPORTING      ______________________________________________________________

PERSON WITH    (8)  SHARED DISPOSITIVE POWER
                                                     See Row 6 above.
------------------------------------------------------------------------------
     (9)     AGGREGATE AMOUNT BENEFICIALLY OWNED
             BY EACH REPORTING PERSON
                                                     See Row 6 above.
------------------------------------------------------------------------------
     (10)    CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN
             SHARES **
                                                                           [ ]
-------------------------------------------------------------------------------
     (11)    PERCENT OF CLASS REPRESENTED
             BY AMOUNT IN ROW (9)
             Approximately 2.2% as of the date of filing of this statement. (Based on the Company's Quarterly Report for the quarterly period ended September 30, 2000 (the latest report filed by the Company) there were 133,452,767 shares of
             Common Stock issued and outstanding as of October 31, 2000.)
------------------------------------------------------------------------------
     (12)    TYPE OF REPORTING PERSON **
                                                OO
------------------------------------------------------------------------------
                     ** SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP  NO.  666610 10 0              13G/A                 Page 7 of 14 Pages
-------------------------------------------------------------------------------
     (1)    NAMES OF REPORTING PERSONS
            I.R.S. IDENTIFICATION NO.
            OF ABOVE PERSONS (ENTITIES ONLY)
                                                            Peter A. Cohen
------------------------------------------------------------------------------
     (2)    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP **
                                                               (a)  [X]
                                                               (b)  [ ]
-------------------------------------------------------------------------------
     (3)    SEC USE ONLY
-------------------------------------------------------------------------------
     (4)    CITIZENSHIP OR PLACE OF ORGANIZATION
                            United States
-----------------------------------------------------------------------
NUMBER OF      (5)  SOLE VOTING POWER
                    -0-
SHARES         ______________________________________________________________

BENEFICIALLY   (6)  SHARED VOTING POWER
                    2,997,000 shares of Common Stock
OWNED BY       ___________________________________________________________

EACH           (7)  SOLE DISPOSITIVE POWER
                     -0-
REPORTING      ______________________________________________________________

PERSON WITH    (8)  SHARED DISPOSITIVE POWER
                                                    See Row 6 above.
------------------------------------------------------------------------------
     (9)     AGGREGATE AMOUNT BENEFICIALLY OWNED
             BY EACH REPORTING PERSON
                                                     See Row 6 above.
------------------------------------------------------------------------------
     (10)    CHECK BOX IF THE AGGREGATE AMOUNT
             IN ROW (9) EXCLUDES CERTAIN SHARES **
             [ ]
-------------------------------------------------------------------------------
     (11)    PERCENT OF CLASS REPRESENTED
             BY AMOUNT IN ROW (9)
             Approximately 2.2% as of the date of filing of this statement. (Based on the Company's Quarterly Report for the quarterly period ended September 30, 2000 (the latest report filed by the Company) there were 133,452,767 shares of
             Common Stock issued and outstanding as of October 31, 2000.)
------------------------------------------------------------------------------
     (12)    TYPE OF REPORTING PERSON **
                                                    IN
------------------------------------------------------------------------------
                     ** SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP  NO.  666610 10 0              13G/A                 Page 8 of 14 Pages
-------------------------------------------------------------------------------
     (1)    NAMES OF REPORTING PERSONS
            I.R.S. IDENTIFICATION NO.
            OF ABOVE PERSONS (ENTITIES ONLY)
                                                              Morgan B. Stark
-------------------------------------------------------------------------------
     (2)    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP **
                                                               (a)  [X]
                                                               (b)  [ ]
-----------------------------------------------------------------------
     (3)   SEC USE ONLY
-----------------------------------------------------------------------
     (4)   CITIZENSHIP OR PLACE OF ORGANIZATION
                           United States
-----------------------------------------------------------------------
NUMBER OF      (5)  SOLE VOTING POWER
                     -0-
SHARES         ______________________________________________________________

BENEFICIALLY   (6)  SHARED VOTING POWER
                    2,997,000 shares of Common Stock
OWNED BY       ___________________________________________________________

EACH           (7)  SOLE DISPOSITIVE POWER
                    -0-
REPORTING      ______________________________________________________________

PERSON WITH    (8)  SHARED DISPOSITIVE POWER
                    See Row 6 above.
-----------------------------------------------------------------------------
     (9)     AGGREGATE AMOUNT BENEFICIALLY OWNED
             BY EACH REPORTING PERSON
                                               See Row 6 above.
------------------------------------------------------------------------------
     (10)    CHECK BOX IF THE AGGREGATE AMOUNT
             IN ROW (9) EXCLUDES CERTAIN SHARES **
             [ ]
------------------------------------------------------------------------------
     (11)    PERCENT OF CLASS REPRESENTED
             BY AMOUNT IN ROW (9)
             Approximately 2.2% as of the date of filing of this statement. (Based on the Company's Quarterly Report for the quarterly period ended September 30, 2000 (the latest report filed by the Company) there were 133,452,767 shares of
             Common Stock issued and outstanding as of October 31, 2000.)
------------------------------------------------------------------------------
     (12)    TYPE OF REPORTING PERSON **
                                                  IN
------------------------------------------------------------------------------
6                    ** SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP  NO.  666610 10 0              13G/A                 Page 9 of 14 Pages
------------------------------------------------------------------------------
     (1)    NAMES OF REPORTING PERSONS
            I.R.S. IDENTIFICATION NO.
            OF ABOVE PERSONS (ENTITIES ONLY)
                                                            Thomas W. Strauss
------------------------------------------------------------------------------
     (2)    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP **
                                                               (a)  [X]
                                                               (b)  [ ]
-------------------------------------------------------------------------------
     (3)    SEC USE ONLY
-------------------------------------------------------------------------------
     (4)    CITIZENSHIP OR PLACE OF ORGANIZATION
                             United States
-------------------------------------------------------------------------------
NUMBER OF      (5)  SOLE VOTING POWER
                                               -0-
SHARES         ______________________________________________________________

BENEFICIALLY   (6)  SHARED VOTING POWER
                    2,997,000 shares of Common Stock
OWNED BY       ___________________________________________________________

EACH           (7)  SOLE DISPOSITIVE POWER
                                               -0-
REPORTING      ______________________________________________________________

PERSON WITH    (8)  SHARED DISPOSITIVE POWER
                                                 See Row 6 above.
-----------------------------------------------------------------------
     (9)     AGGREGATE AMOUNT BENEFICIALLY OWNED
             BY EACH REPORTING PERSON
                                                 See Row 6 above.
-----------------------------------------------------------------------
     (10)    CHECK BOX IF THE AGGREGATE AMOUNT
             IN ROW (9) EXCLUDES CERTAIN SHARES **
             [ ]
-----------------------------------------------------------------------
     (11)    PERCENT OF CLASS REPRESENTED
             BY AMOUNT IN ROW (9)
             Approximately 2.2% as of the date of filing of this statement. (Based on the Company's Quarterly Report for the quarterly period ended September 30, 2000 (the latest report filed by the Company) there were 133,452,767 shares of
             Common Stock issued and outstanding as of October 31, 2000.)
-----------------------------------------------------------------------
     (12)    TYPE OF REPORTING PERSON **
                                                 IN
-----------------------------------------------------------------------
                     ** SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP No. 666610 10 0              13G/A                   Page 10 of 14 Pages
------------------------------------------------------------------------------
     (1)    NAMES OF REPORTING PERSONS
            I.R.S. IDENTIFICATION NO.
            OF ABOVE PERSONS (ENTITIES ONLY)
                                                         Jeffrey M. Solomon
-------------------------------------------------------------------------------
     (2)    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP **
                                                               (a)  [X]
                                                               (b)  [ ]
-------------------------------------------------------------------------------
     (3)    SEC USE ONLY
-----------------------------------------------------------------------
     (4)    CITIZENSHIP OR PLACE OF ORGANIZATION
                            United States
-----------------------------------------------------------------------
NUMBER OF      (5)  SOLE VOTING POWER
                     -0-
SHARES         ______________________________________________________________

BENEFICIALLY   (6)  SHARED VOTING POWER
                    2,997,000 shares of Common Stock
OWNED BY       ___________________________________________________________

EACH           (7)  SOLE DISPOSITIVE POWER
                     -0-
REPORTING      ______________________________________________________________

PERSON  WITH  (8)  SHARED DISPOSITIVE POWER
                   See Row 6 above.
------------------------------------------------------------------------------
     (9)     AGGREGATE AMOUNT BENEFICIALLY OWNED
             BY EACH REPORTING PERSON
                                               See Row 6 above.
------------------------------------------------------------------------------
     (10)    CHECK BOX IF THE AGGREGATE AMOUNT
             IN ROW (9) EXCLUDES CERTAIN SHARES **
             [ ]
------------------------------------------------------------------------------
     (11)    PERCENT OF CLASS REPRESENTED
             BY AMOUNT IN ROW (9)
             Approximately 2.2% as of the date of filing of this statement. (Based on the Company's Quarterly Report for the quarterly period ended September 30, 2000 (the latest report filed by the Company) there were 133,452,767 shares of
             Common Stock issued and outstanding as of October 31, 2000.)
------------------------------------------------------------------------------
     (12)    TYPE OF REPORTING PERSON **
                                                 IN
------------------------------------------------------------------------------
                     ** SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP  NO.  666610 10 0              13G/A                 Page 11 of 14 Pages
-----------------------------------------------------------------------
     (1)    NAMES OF REPORTING PERSONS
            I.R.S. IDENTIFICATION NO.
            OF ABOVE PERSONS (ENTITIES ONLY)
                                                                Linda Solomon
-------------------------------------------------------------------------------
     (2)    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP **
                                                               (a)  [ ]
                                                               (b)  [X]
------------------------------------------------------------------------------
     (3)    SEC USE ONLY
------------------------------------------------------------------------------
     (4)    CITIZENSHIP OR PLACE OF ORGANIZATION
                            United States
------------------------------------------------------------------------------
NUMBER OF      (5)  SOLE VOTING POWER
                     -0-
SHARES         ______________________________________________________________

BENEFICIALLY   (6)  SHARED VOTING POWER
                    2,997,000 shares of Common Stock
OWNED BY       ___________________________________________________________

EACH           (7)  SOLE DISPOSITIVE POWER
                    -0-
REPORTING      ______________________________________________________________

PERSON WITH   (8)  SHARED DISPOSITIVE POWER
                   See Row 6 above.
------------------------------------------------------------------------------
     (9)     AGGREGATE AMOUNT BENEFICIALLY OWNED
             BY EACH REPORTING PERSON
                                                See Row 6 above.
------------------------------------------------------------------------------
     (10)    CHECK BOX IF THE AGGREGATE AMOUNT
             IN ROW (9) EXCLUDES CERTAIN SHARES **
             [ ]
------------------------------------------------------------------------------
     (11)    PERCENT OF CLASS REPRESENTED
             BY AMOUNT IN ROW (9)
             Approximately 2.2% as of the date of filing of this statement. (Based on the Company's Quarterly Report for the quarterly period ended September 30, 2000 (the latest report filed by the Company) there were 133,452,767 shares of
             Common Stock issued and outstanding as of October 31, 2000.)
-----------------------------------------------------------------------
     (12)    TYPE OF REPORTING PERSON **
                                              IN
-----------------------------------------------------------------------
                     ** SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP No. 666610 10 0          13G/A              Page 12 of 14 Pages

              This Amendment No. 1 (this "Amendment") amends the statement on
Schedule 13G which was filed on August 5, 2002 (the "Schedule 13G") by each of the undersigned with respect to shares of common stock, par value $0.001 per share (the "Common Stock") of Northpoint Communications Group, Inc., a Delaware corporation (the "Company"). Capitalized terms used herein and not otherwise defined in this Amendment have the meanings set forth in the Schedule 13G.

              This Amendment amends and restates items 4 and 5 in their entirety as set forth below.

Item 4.     Ownership

            (a)  Amount Beneficially Owned

                   As of February 14, 2003, each of the Reporting Persons may be deemed the beneficial owner of 2,997,000 shares of Common Stock. To the extent permissible, each Reporting Person disclaims beneficial ownership of the shares of Common Stock not directly owned by such Reporting Person or by an affiliate of such Reporting Person.

            (b)  Percent of Class

                   Approximately 2.2% as of the date of filing of this
             statement. (Based on the Company's Quarterly Report for the quarterly period ended September 30, 2000 (the latest report filed by the Company) there were 133,452,767 shares of Common Stock issued and outstanding as of October 31, 2000.)

            (c) Number of shares as to which such person has:

                   i.   Sole power to vote or to direct the vote

                        0

                   ii.  Shared power to vote or to direct the vote

                        2,997,000

                   iii. Sole power to dispose or to direct the disposition of

                        0

                   iv.  Shared power to dispose or to direct the disposition of

                        2,997,000

Item 5.  Ownership of Five Percent or Less of a Class

              If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than 5 percent of the class of securities, check the following [X].

CUSIP  NO.  666610 10 0              13G/A                 Page 13 of 14 Pages


                                    SIGNATURE

              After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this Amendment is true, complete and correct.

Dated this 14th day of February, 2003

Ramius Capital Group, L.L.C.
By: C4S & Co., L.L.C.
as Managing Member
By: Morgan B. Stark
as Managing Member

By: /s/ Morgan B. Stark
    -------------------------------------

RCG Ambrose Master Fund, Ltd.
By: Ramius Capital Group, L.L.C.
By: C4S & Co., L.L.C.
as Managing Member
By: Morgan B. Stark
as Managing Member

By: /s/ Morgan B. Stark
    -------------------------------------

RCG Carpathia Master Fund, Ltd.
By: Ramius Capital Group, L.L.C.
By: C4S & Co., L.L.C.
as Managing Member
By: Morgan B. Stark
as Managing Member

By: /s/ Morgan B. Stark
    -------------------------------------

Ramius Securities, L.L.C.
By: Morgan B. Stark
as Authorized Person

By: /s/ Morgan B. Stark
    -------------------------------------

C4S & Co., L.L.C.
By: Morgan B. Stark
as Managing Member

By: /s/ Morgan B. Stark
    -------------------------------------

CUSIP  NO.  666610 10 0              13G/A                 Page 14 of 14 Pages

Peter A. Cohen

By: /s/ Peter A. Cohen
    -------------------------------------

Morgan B. Stark

By: /s/ Morgan B. Stark
    -------------------------------------


Thomas W. Strauss

By: /s/ Thomas W. Strauss
    -------------------------------------


Jeffrey M. Solomon

By: /s/ Jeffrey M. Solomon
    -------------------------------------


Linda Solomon

By: Jeffrey M. Solomon
    as Power of Attorney

By: /s/ Jeffrey M. Solomon
    -------------------------------------